Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (herein called this “Amendment”) made as of September 30, 2006 by and between PEERLESS MFG. CO., a Texas corporation (“Borrower”), and COMERICA BANK, a Michigan banking corporation (“Bank”).
WITNESSETH:
     WHEREAS, Borrower and Bank have entered into that certain Credit Agreement dated as of October 30, 2003 (the “Original Credit Agreement”), for the purposes and consideration therein expressed, pursuant to which Bank became obligated to make loans to Borrower as therein provided; and
     WHEREAS, Borrower and Bank desire to amend the Original Credit Agreement as provided herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Credit Agreement, in consideration of the loans which may hereafter be made by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
Definitions and References
     § 1.1 Terms Defined in the Original Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Credit Agreement shall have the same meanings whenever used in this Amendment.
     § 1.2 Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.
          “Amendment” means this First Amendment to Credit Agreement.
          “Amendment Documents” means, collectively, this Amendment and the confirmation by Guarantor with respect to this Amendment and any other document required to be delivered by Borrower pursuant to Article III hereof.
          “Credit Agreement” means the Original Credit Agreement as amended hereby.
          “Renewal Note” means a promissory note in the form attached hereto as Exhibit A.

ARTICLE II.
Amendments to Original Credit Agreement
     § 2.1 Definitions.
     (a) The following definitions in the Defined Terms Addendum to the Original Agreement are hereby amended in their entirety to read as follows:
          “‘Applicable Calendar Month’ means every calendar month.”
          “‘Revolving Credit Maturity Date’ shall mean September 30, 2008 or such earlier date on which the entire unpaid principal amount of al Revolving Loans becomes due and payable whether by the lapse of time, demand for payment, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Revolving Credit Maturity Date shall be the next succeeding Business Day.”
          “‘Revolving Credit Maximum Amount’ shall mean the lesser of (i) NINE MILLION DOLLARS ($9,000,000), or (ii) the Borrowing Base Limitation.”
     (b) The following definitions are hereby added to the Defined Terms Addendum of the Original Agreement in alphabetical order:
          “Capital Expenditure” shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.
          “Letter of Credit Sublimit” means $8,000,000.
          “Net Income” shall mean the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:
(a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, post-employment benefits for retired executive officer incurred in the fourth fiscal quarter ending June 30, 2006 in the pre-tax amount of $412,000, any other non-recurring costs and expenses approved by Bank in its discretion; and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses or non-recurring costs and expenses approved by Bank in its discretion; and
(b) in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

          “Walnut Hill Property Sale” shall mean the sale of Borrower’s real property and improvements thereon located at 2819 Walnut Hill Lane, Dallas, Texas.”
     § 2.2 Reporting Covenants. Subsection (d) of Section 4.3 of the Original Credit Agreement is hereby deleted.
     § 2.3 Negative Covenants.
          (a) Sections 5.14 and 5.15 of the Original Credit Agreement are hereby amended in their entirety to read as follows:
          “5.14 Sale of Assets. Except for the Walnut Hill Property Sale, sales of inventory in the ordinary course of business and sales and dispositions of obsolete assets that are material individually or in the aggregate, Borrower shall not sell, or otherwise dispose of any of its assets in an aggregate amount that exceeds $250,000 in any fiscal year.”
          “5.15 Contributions to Foreign Subsidiaries. Make any direct or indirect payment or contribution to any Subsidiary that is not organized under the Laws of the United States or any political subdivision thereof in an aggregate amount that exceeds $500,000 outstanding at any time other than (i) delivery of cash collateral in the amount of $2,500,000 to secure credit facilities of Peerless Europe Ltd. and (ii) intercompany trade and royalty balances between Borrower and Peerless Europe Ltd.”
     § 2.4 Financial Covenants.
          (a) The Financial Covenants Addendum of the Original Credit Agreement is hereby amended in its entirety to read as follows:
          “1.1 Tangible Net Worth. Maintain a Tangible Net Worth of not less than (a) $22,500,000 for the fiscal year ending June 30, 2006 and (b) during each fiscal year thereafter, the sum of (i) the minimum Tangible Net Worth required pursuant to this Section 1.1 for the immediately preceding fiscal year, plus (ii) fifty percent (50%) multiplied by the positive Net Income of Borrower for the immediately preceding fiscal year, in each case as calculated from the Financial Statements of Borrower delivered pursuant to Section 4.3(b) of the Credit Agreement, but in no event determined later than 90 days after the applicable fiscal year end.
          1.2 Current Ratio. Maintain in a Current Ratio at all times of not less than 1.40 to 1.
          1.3 Net Income. Maintain a minimum positive Net Income of at least $1.00 (i) for the aggregate period of three consecutive fiscal quarters of Borrower ending September 30, 2006 and (ii) for the aggregate period of four fiscal quarters ending on the last day of each fiscal quarter of Borrower thereafter.
          1.4 Capital Expenditures. At no time permit the aggregate amount of all Capital Expenditures made during any fiscal year of Borrower to exceed $1,000,000 (in this section called the “Cap Ex Limit”); provided, however, the following shall be excluded from and not considered in such calculation; (i) Capital Expenditures related to an information technology upgrade occurring during 2006 and 2007 fiscal years of Borrower, which shall not exceed $500,000 in the aggregate, (ii) Capital Expenditures funded with up to $2,500,000 of the cash proceeds received from the Walnut Hill Property Sale, and (iii) Capital Expenditures funded with the balance of the cash proceeds of the Walnut Hill Property Sale that are in excess of $2,500,000 and for which Borrower has provided notice of to Bank. If Capital Expenditures of Borrower for any fiscal year are less than the Cap Ex Limit, the amount by which the Cap Ex Limit exceeds the actual Capital Expenditures of Borrower for such fiscal year shall be added to the Cap Ex Limit for the next succeeding fiscal year.”
     § 2.5 Unused Commitment Fee. Section 1.8 of the Loan Terms Conditions and Procedures Addendum to the Original Credit Agreement is hereby amended in its entirety to read as follows:
          “1.8 Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee, calculated at a per annum rate, in an amount equal to the product of (a) 0.25% multiplied by (b) the amount by which $9,000,000 exceeds the sum of (i) the aggregate outstanding principal balance of all Revolving Loans plus (ii) the Letter of Credit Liabilities. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of Borrower’s fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.”
     § 2.6 Letters of Credit. Sections 1.9 i. and ii. of the Loan Terms Conditions and Procedures Addendum to the Original Credit Agreement are hereby amended in their entirety to read as follows:
          “i. Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Borrower from time to time prior to the Revolving Credit Maturity Date, issue one or more Letters of Credit under this Agreement for which the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit. The sum of (i) the outstanding principal balance of all Revolving Loans plus (ii) the Letter of Credit Liabilities for Letters of Credit shall not exceed the Revolving Credit Maximum Amount. No such Letter of Credit shall have a stated expiration date later than twenty-four (24) months after the date of issuance thereof, and in no event shall such stated expiration date be later than eighteen (18) months after the Revolving Credit Maturity Date.
          ii. Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
(1)	Borrower shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than three (3) Business Days prior to the requested issuance date and shall furnish such additional information regarding such transaction as

Bank may request. The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (A) such Letter of Credit shall be in form and substance satisfactory to Bank, (B) Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Bank shall have requested and are not inconsistent with the terms of this Agreement, (C) each of the statements in Section 1.3(d)(i), (ii), (iv), (v) and (vi) of this Loan Terms, Conditions and Procedures Addendum are true as of the date of issuance of such Letter of Credit with respect to issuance of such Letter of Credit (as opposed to making a Revolving Loan), and the submission of an application for issuance of a Letter of Credit shall constitute a representation, warranty and certification of Borrower to that effect, and (D) no Letter of Credit (other than the Peerless Europe Letter of Credit) may be issued if after giving effect thereto, the sum of the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit Liabilities would exceed the Revolving Credit Maximum Amount. With respect to the renewal of each Letter of Credit, Borrower shall pay to Bank such letter of credit fees and other expenses customarily charged by Bank in connection with the renewals of letters of credit.
(2)	Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, including without limitation the Peerless Europe Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Unless Borrower shall elect to otherwise satisfy such Reimbursement Obligation, such reimbursement shall, subject to satisfaction of any conditions provided herein for the making of Revolving Loans and, except for the Peerless Europe Letter of Credit, to the Revolving Credit Maximum Amount, automatically be made by advancing to Borrower a Revolving Loan in the amount of such Reimbursement Obligation.

(3)	Borrower shall pay to Bank a fee, calculated at a per annum rate, for the issuance of each Letter of Credit (the “Letter of Credit Fee”), which fee shall be determined in accordance with the following schedule based on Borrower’s Debt to Tangible Net Worth Ratio:

Letter of
Credit Fee
Debt to Tangible Net Worth Ratio	Per Annum
Equal to or greater than 1.5:1	1.50%
Less than 1.5:1 and greater than 1:1	1.375%
Less than or equal to 1:1	1.25%
The Debt to Tangible Net Worth Ratio applicable to any Letter of Credit for the purposes of calculating the Letter of Credit Fee shall be the Debt to Tangible Net Worth Ratio demonstrated on the most recent Compliance Certificate or Financial Statements received by Bank, or in the event the Bank does not timely receive a Compliance Certificate and all Financial Statements as required by Section 4.3 of this Agreement or any other Loan Document, the Letter of Credit Fee shall be 1.50%. The Letter of Credit fee shall be due and payable quarterly in arrears as of the end of each of Borrower’s fiscal quarters. Notwithstanding any of the foregoing, for any Letter of Credit having a face amount of less than $25,000, the Letter of Credit Fee shall be $150 per annum and shall be due and payable in advance on the date of the issuance of such Letter of Credit and on each annual anniversary thereof.
ARTICLE III.
Conditions of Effectiveness
     § 3.1 Effective Date. This Amendment shall become effective as of the date first above written when and only when Bank shall have received, at Bank’s office,
     (a) a duly executed counterpart of this Amendment,
     (b) the Renewal Note,
     (c) a duly executed Consent and Agreement from Guarantor in the form of Exhibit B hereto,
     (d) a duly executed certificate of the president — chief executive officer and secretary of Borrower certifying that (i) resolutions of its board of directors authorizing the execution, delivery, and performance of this Amendment and identifying the officers authorized to sign such instrument are in full force and effect and (ii) the specimen signatures of the officers so authorized are true and correct, and
     (e) an upfront fee in the amount of $9,000.

ARTICLE IV.
Representations and Warranties
     § 4.1 Representations and Warranties of Borrower. In order to induce Bank to enter into this Amendment, Borrower represents and warrants to Bank that:
     (a) This Amendment is a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents;
     (b) The representations and warranties contained in Section 3 of the Original Credit Agreement are true and correct at and as of the time of the effectiveness hereof;
     (c) Borrower is duly authorized to execute and deliver this Amendment and the other Amendment Documents to which it is a party and is and will continue to be duly authorized to borrow and to perform its obligations under the Credit Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and the other Amendment Documents to which it is a party and to authorize the performance of the obligations of Borrower hereunder and thereunder; and
     (d) When duly executed and delivered, each of this Amendment and the other Amendment Documents to which it is a party will be a legal and binding instrument and agreement of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors’ rights generally and by principles of equity applying to creditors’ rights generally.
ARTICLE V.
Miscellaneous
     § 5.1 Ratification of Agreement. The Original Credit Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to refer to this Amendment also. Any reference to the Note in any other Loan Document shall be deemed to be a reference to the Renewal Note issued and delivered pursuant to this Amendment. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
     § 5.2 Survival of Agreements. All representations, warranties, covenants and agreements of Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower hereunder or under the Credit Agreement to Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

     § 5.3 Loan Documents. This Amendment and the other Amendment Documents are each a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto and thereto.
     § 5.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and any applicable laws of the United States of America in all respects, including construction, validity and performance.
     § 5.5 Counterparts; Fax. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment may be duly executed by facsimile or other electronic transmission.
     THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III
Chief Financial Officer

COMERICA BANK
By:	/s/ Donald P. Hellman
Donald P. Hellman
Senior Vice President